Exhibit 99.02

SYMC Reports Second Quarter 2016 Results – CFO Commentary

November 5, 2015

A reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included in our financial tables that accompany our earnings press release available on http://investor.symantec.com/investor-relations/events-calendar/.

Second Quarter Fiscal 2016 Results

●	SYMC revenue was $1.5 billion, flat sequentially and down 1% year-over-year in constant currency, within our guidance range.

●	Non-GAAP operating margin was 28.1%, at the high end of our guidance range.

●	Non-GAAP net income was $301 million and EPS was $0.44, at the high end of our guidance range.

Q2 Fiscal 2016 Commentary

Revenue was $1.5 billion, down 1% year-over-year in constant currency. Year-over-year constant currency revenue growth of 1% in Enterprise Security and 2% in Information Management was offset by an 8% constant currency revenue decline in Consumer Security.

Non-GAAP operating income was $421 million and non-GAAP operating margin was 28.1%, up 50 basis points year-over-year in constant currency and at the high end of our guidance range, driven by lower spend as we aligned costs with lower revenue.

Our non-GAAP tax rate was 26.0% compared to our guided rate of 24.0%.

Non-GAAP net income was $301 million and non-GAAP EPS was $0.44, calculated using 687 million fully diluted shares.

Q2 Fiscal 2016 Segment Results – Enterprise Security

Enterprise Security segment revenue was $485 million, up 1% year-over-year in constant currency, driven by growth in data loss prevention and endpoint security.

●	Data loss prevention experienced strong year-over-year constant currency growth of 37%.

●	Endpoint security posted solid year-over-year constant currency growth of 2%.

●	This was offset by weakness in endpoint management, mail, and data center security.

Enterprise Security non-GAAP operating income was $50 million, up $20 million sequentially, driven by increased revenue and lower sales and marketing spend.

Q2 Fiscal 2016 Segment Results – Consumer Security

Consumer Security segment revenue was $420 million, down 8% year-over-year in constant currency, within our annual range of down 5% to 8% as we continued to shift away from unprofitable retail channels.

Consumer Security non-GAAP operating income was $232 million, down $25 million from the prior year primarily due to lower revenue.

Q2 Fiscal 2016 Segment Results – Information Management

Information Management segment revenue was $593 million, up 2% year-over-year in constant currency compared to the prior year mainly due to double-digit growth in NetBackup Appliances.

●	NetBackup Appliances year-over-year growth accelerated to 38% in constant currency.

●	NetBackup Software posted solid year-over-year constant currency growth of 4%.

Information Management non-GAAP operating income was $139 million, up $4 million from the prior quarter driven by lower sales and marketing spend and an increase in revenue.

Cash Flow Statement and Balance Sheet

Deferred Revenue at the end of the quarter was $3.27 billion, flat year-over-year in constant currency.

Cash flow from operations was $134 million. We made separation payments of $64 million and restructuring payments of $26 million during the September quarter.

Capital expenditures were $71 million.

Debt as of the end of the quarter was $1.74 billion. The principal balance of our 2.75% Senior Notes due September 15, 2015 matured and was settled by a cash payment of $350 million in the three months ended October 2, 2015.

During the September quarter we returned $262 million to shareholders. $102 million was in the form of cash dividends and $160 million was related to share repurchases.

Our cash, cash equivalents and short-term investments at the end of the quarter was $3.4 billion, down $527 million compared to the end of the first quarter of 2016.

Outlook

The following statements concerning SYMC are forward-looking and actual results could differ materially from current expectations. These statements are subject to risks and uncertainties, including those set forth in Risk Factors in the company’s Annual Report on Form 10-K for the year ended April 3, 2015 and as otherwise discussed in the company’s filings with the Securities and Exchange Commission.

Overview

Our full year fiscal 2016 results will be impacted by several factors:

●
Our revenue, non-GAAP operating margin, and non-GAAP EPS guidance for the third and fourth quarters of fiscal 2016 represent standalone Symantec security and do not include Veritas, formerly our Information Management segment.

●
The impact from Veritas will be included in GAAP EPS as discontinued operations for the third quarter. This does not include any potential gain on the proposed sale of our information management business as we are currently unable to estimate the potential gain.

●	We are lowering second half fiscal 2016 revenue outlook as our enterprise security sales pipeline is growing, but not by enough to compensate for our Q1 shortfall.

●	Similarly, we are adjusting our non-GAAP operating margin guidance.

●	Selling the Veritas business will result in transaction service agreements (TSA) and stranded costs, which are overhead expenses once shared with Veritas.

●	These expenses include IT-related infrastructure and services, real estate, litigation, and to a lesser extent headcount.

●	On an annualized basis, we expect to have approximately $130 million in TSAs and stranded costs.

●	Our TSA costs, which represent about a third of the total, will need to be in place over the next year as we support the Veritas business’s transition.

●	While these TSAs are a headwind to our operating margin, Veritas will reimburse us for these costs in discontinued operations.

●	Starting now and through fiscal year 2017, we expect to take aggressive action to right-size our cost structure by this amount of $130 million.

●	This will help us move toward our 30% operating margin target.

●	Soon after we close the Veritas sale, we will provide historical financial statements that consolidate Information Management into discontinued operations.

●
We expect our historical first and second quarter fiscal 2016 Symantec security operating income to be lower than what we are reporting today for Enterprise Security and Consumer Security operating income. The decrease in operating income is due to standalone Symantec security recognizing unallocated corporate overhead expenses, or stranded costs, that were once shared with Veritas.

Q3 FY2016

●	Our December 2015 quarter guidance assumes an exchange rate of $1.13.

●	We expect Symantec security revenue for our third fiscal quarter to be between $890 and $920 million.

●	For our Consumer Security segment, we expect revenue to decline year-over-year within the range of 6% and 8% in constant currency.

●	We expect revenue for our Enterprise Security segment to grow approximately 0.5% year-over-year in constant currency.

●	We expect non-GAAP operating margin to be between 25.5% and 27.5%.

●	Excluding the impact from stranded costs and TSAs, our operating margin guidance would have been 30.0% at the midpoint.

●	We expect third fiscal quarter non-GAAP EPS in the range of 22¢ to 25¢.

●	Our share count of 665 million accounts for the impact of the $500 million Accelerated Share Repurchase and a separate share buyback of approximately $125 million.

●	Without the Veritas sale, we estimate that the Information Management business would have contributed an additional 23¢ per share to non-GAAP EPS.

Q4 FY2016

●	Our March 2016 guidance assumes an exchange rate of $1.13.

●	We expect fourth fiscal quarter revenue to be between $885 and $915 million.

●	For our Consumer Security segment, we expect our revenue guidance to remain unchanged from a year-over-year decline in a range of between 5% and 8% in constant currency.

●	We expect revenue from our Enterprise Security segment to grow 1% year-over-year in constant currency.

●	We expect non-GAAP operating margin to be between 26.5% and 28.5%, resulting in non-GAAP EPS in the range of 24¢ to 27¢.

●	Excluding the impact from stranded costs and TSAs, our non-GAAP operating margin guidance would have been 30.3% at the midpoint.

●	Our guidance assumes a share count of 653 million after accounting for a $125 million buyback in the fourth quarter.

Use of GAAP and Non-GAAP Financial Information:

Our results of operations have undergone significant change due to the impact of litigation accruals, stock-based compensation, restructuring, transition and separation matters, charges related to the amortization of intangible assets, and certain other income and expense items that management considers unrelated to the Company’s core operations. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures:

SYMANTEC CORPORATION
Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(In millions, except per share data, unaudited)

							Year-Over-Year
	Three Months Ended						Non-GAAP Growth Rate
	October 2, 2015			October 3, 2014				Constant
	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	Actual	Currency (2)
Net revenue	$1,498	$-	$1,498	$1,617	$-	$1,617	-7%	-1%
Gross profit:	$1,234	$18	$1,252	$1,339	$19	$1,358	-8%	-2%
Stock-based compensation		8			6
Amortization of intangible assets		10			13
Gross margin %	82.4%	1.2%	83.6%	82.8%	1.2%	84.0%	-40 bps	-20 bps
Operating expenses:	$1,031	$200	$831	$991	$97	$894	-7%	-3%
Stock-based compensation		72			40
Amortization of intangible assets		17			27
Restructuring, separation, and transition		111			30
Operating expenses as a % of revenue	68.8%	-13.3%	55.5%	61.3%	-6.0%	55.3%	20 bps	-80 bps
Operating income	$203	$218	$421	$348	$116	$464	-9%	0%
Operating margin %	13.6%	14.5%	28.1%	21.5%	7.2%	28.7%	-60 bps	50 bps
Net income:	$156	$145	$301	$244	$88	$332	-9%	N/A
Gross profit adjustment		18			19
Operating expense adjustment		200			97
Income tax effect on above items		(73)			(28)
Diluted net income per share	$0.23	$0.21	$0.44	$0.35	$0.13	$0.48	-8%	N/A
Diluted weighted-average shares outstanding	687	-	687	696	-	696	-1%	N/A

(1) This presentation includes non-GAAP measures. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP. For a detailed explanation of these non-GAAP measures, please see Appendix A.

(2) Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.

Forward Looking Statements:

This commentary contains statements regarding our projected financial and business results and planned cost structure improvements, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including statements regarding the pending sale of our information management business to The Carlyle Group and statements with respect to the proposed timing of the closing of the sale of the information management business to Carlyle; and statements regarding our capital allocation strategy and plans. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: risks related to the separation of the company into the security business and the information management business, general economic conditions; maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and information management; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products; and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this presentation. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factors sections of our Form 10-K for the year ended April 3, 2015.

Any information regarding pre-release of Symantec offerings, future updates or other planned modifications is subject to ongoing evaluation by Symantec and therefore subject to change. This information is provided without warranty of any kind, express or implied. Customers who purchase Symantec offerings should make their purchase decision based upon features that are currently available.

We assume no obligation to update any forward‐looking information contained in this presentation.